Exhibit 99.1

news release

401 Bay Street, Suite 2010,

P.O. Box 118

Toronto, Ontario

Canada M5H 2Y4

NYSE: TC
TSX: TCM, TCM.WT
February 26, 2010	Frankfurt: A6R

THOMPSON CREEK ANNOUNCES 2009 FINANCIAL RESULTS

Overview (all in U.S. dollars):

•                  Fourth-quarter 2009 net income was $26 million or $0.19 per basic and $0.18 per diluted share, including a non-cash gain of $5.6 million related to the previously announced reclassification (required under US GAAP) of the Company’s outstanding common share purchase warrants as a derivative liability.

•                  Non-GAAP adjusted net income in the fourth quarter (excluding the non-cash gain) was $20.4 million or $0.15 per basic and $0.14 per diluted share.

•                  Net loss for 2009 was $56 million or $0.44 per basic and diluted share, which included a previously disclosed $93.4 million non-cash charge related to the Company’s warrants.

•                  Non-GAAP adjusted net income in 2009 (excluding the non-cash charge) was $37.4 million or $0.29 per basic and diluted share.

•                  Cash flow from operations totaled $38.2 million in the fourth quarter and $105.9 million in 2009.

•                  Molybdenum production was 6.3 million pounds in the fourth quarter and 25.3 million pounds in 2009.

•                  Weighted-average cash cost per pound produced was $6.61 per pound in the fourth quarter and $5.84 per pound in 2009.

•                  Total cash, cash equivalents and short-term investments at December 31, 2009 were $511.5 million. Total debt at year-end was $12.9 million.

•                  The Company reaffirmed previous estimates for 2010 for molybdenum production of 29 to 32 million pounds, sales of molybdenum produced at the Company’s mines of 27 to 30 million pounds, cash cost per pound produced of $6 to $7 per pound, and capital expenditures of $298 million, including $209 million for its 75% share of the Endako expansion project.

Note: A conference call and webcast for analysts and investors is scheduled for Friday, February 26, 2010 at 8:30 a.m. Eastern.

Thompson Creek Metals Company Inc. (“Company”), one of the world’s largest publicly traded, pure molybdenum producers, today announced financial results for the three and twelve months ended December 31, 2009 prepared in accordance with United States generally accepted accounting principles (“US GAAP”). The 2007 and 2008 financial results presented herein have been recast to US GAAP from Canadian generally accepted accounting principles (“Canadian GAAP”). All dollar amounts are in United States (“US”) dollars unless otherwise indicated.

“During 2009, Thompson Creek’s mining operations successfully achieved operational goals for production and costs while operating our properties in a safe, environmentally responsible manner,” said Kevin Loughrey, Chairman and Chief Executive Officer.

“When the outlook was uncertain at the start of the year, we undertook measures to conserve cash through production and cost reductions and then in the second half, as market conditions improved, we increased production and resumed the Endako expansion project.

“I wish to congratulate and thank our operations managers and employees for their excellent performance in achieving the Company’s objectives during difficult economic times,” Mr. Loughrey stated.

“As previously announced, since more than 50% of the Thompson Creek’s shares are now held by U.S. residents, the Company has been required by U.S. Securities and Exchange Commission rules to adopt US GAAP beginning with the fourth-quarter 2009 results and this has had a significant impact on the 2009 financial results presented herein, mainly due to the different accounting treatment of the Company’s warrants and stripping costs. By comparison, if the Company was still reporting under Canadian GAAP, our fourth-quarter 2009 net income would have been $24.7 million or $0.18 per basic and $0.17 per diluted share and our 2009 net income would have been $55.2 million or $0.43 per basic and $0.42 per diluted share. Details of the reconciliation between US GAAP and Canadian GAAP are available in Notes 22 and 24 of the Company’s Annual Report on Form 10K, which will be filed with regulators and posted on our website.

“As we begin 2010, the world economy is showing signs of recovery and Thompson Creek and its shareholders are in an excellent position to benefit financially from improving market conditions,” Mr. Loughrey said.

“Thompson Creek’s mines are currently operating at full capacity and the Company expects molybdenum production in 2010 to reach a record level of 29 to 32 million pounds. At the same time, cash costs are expected to be in the range of $6 to $7 per pound, which is well below current world molybdenum prices of approximately $17 per pound.

“The medium-term outlook for molybdenum prices remains favorable, especially as the world industrial economy returns to a more normal growth rate and that growth stimulates additional demand for molybdenum.”

Fourth-Quarter Financial Results

The Company’s revenues declined by 42% to $106.2 million in the fourth quarter of 2009 from $181.6 million a year earlier primarily due to a 43% decline in the average realized price for molybdenum products to $12.37 per pound from $21.72 per pound.

After the deduction of operating, selling, marketing, depreciation, depletion, amortization and accretion costs, the Company generated income from mining and processing operations totaling $24.7 million in the fourth quarter, down from $80.4 million a year earlier.

Fourth-quarter net income was $26 million or $0.19 per basic and $0.18 per diluted share, compared with a net loss of $23.8 million or $0.19 per basic and diluted share in the fourth quarter of 2008.

Non-GAAP adjusted net income in the fourth quarter of 2009 (excluding a $5.6 million non-cash gain related to the Company’s warrants) was $20.4 million, or $0.15 per basic and $0.14 per diluted share.

This non-cash unrealized gain on common stock purchase warrants of $5.6 million for the fourth quarter of 2009 is the result of a previously disclosed requirement under US GAAP to reclassify the Company’s outstanding common stock purchase warrants as a derivative liability, with changes in the fair market value recorded in net income (loss), beginning January 1, 2009.  The change to being classified as a derivative liability (from being classified as equity) is because the exercise price of the warrants is denominated in Canadian dollars instead of the Company’s functional currency (US dollars). The Company notes that up until the expiration date of the 24.5 million warrants (exercisable at CDN$9 per share until October 23, 2011), only one of two scenarios will occur.  One is that the warrants are exercised and the Company receives cash.  The second is that the warrants expire unexercised and no cash proceeds are received.  The Company does not have an obligation related to the recorded fair value that would require a cash payment, other than minor administrative expenses related to the exercise of warrants.

In the fourth quarter of 2008, non-GAAP adjusted net income (excluding a $68.2 million non-cash charge related to a previously reported write-down of goodwill) was $44.4 million, or $0.36 per basic and diluted share.

As a result of the adoption of US GAAP, the Company is required to expense all stripping costs in the period they occur (a change from the requirement under Canadian GAAP that stripping costs be deferred if they are related to future mining phases). In the fourth quarter of 2009, the Company was required to expense stripping costs of $4.1 million (net of amortization and taxes) that would have been deferred under Canadian GAAP. This amount represented $0.03 per basic and diluted share.

The Company’s mines produced 6.3 million pounds of molybdenum in the fourth quarter versus 6.2 million pounds in the third quarter of 2009. The Thompson Creek Mine produced 4.3 million pounds, down from 4.4 million pounds in the preceding quarter, while the Company’s 75% share of the Endako Mine’s production was 2.0 million, compared with 1.8 million pounds.

The weighted-average cash cost per pound produced (including all stripping costs) was $6.61 per pound in the fourth quarter, up from $5.67 per pound in the third quarter of 2009. At the Thompson Creek Mine, cash cost per pound produced in the fourth quarter was $6.43 per pound, up from $5.35 per pound in the third quarter of 2009. The Endako Mine’s cash cost per pound produced was $7.00 per pound, compared with $6.47 per pound in the preceding quarter.

2009 Financial Results

The Company’s revenues declined 63% to $373.4 million in 2009 from $1.01 billion in 2008 primarily due to a 62% reduction in the average realized price on molybdenum and upgraded product sales to $11.28 per pound from $30.04 per pound. The volume of molybdenum sales, including third-party product sales, declined 3% to 32.1 million pounds from 33 million pounds.

After the deduction of operating, selling, marketing, depreciation, depletion, amortization and accretion costs, the Company generated income from mining and processing operations totaling $81.1 million in 2009, down from $402.2 million a year earlier.

Net loss for 2009 was $56 million or $0.44 per basic and diluted share, which included a previously disclosed $93.4 million pre-tax non-cash charge related to the Company’s outstanding common share purchase warrants. This non-cash charge was the result of a requirement under US GAAP to reclassify the Company’s outstanding common stock purchase warrants as a derivative liability because the exercise price of these warrants is denominated in Canadian dollars instead of the Company’s functional currency (US dollars).

In 2008, the Company had net income of $173.1 million or $1.45 per basic and $1.31 per diluted share, which included a pre-tax non-cash charge of $68.2 million related to the write-down of goodwill.

Non-GAAP adjusted net income for 2009 (excluding the non-cash charge related to the warrants) was $37.4 million, or $0.29 per basic and diluted share. Non-GAAP adjusted net income for 2008 (excluding the non-cash charge related to the write-down of goodwill) was $241.3 million or $2.02 per basic and $1.83 per diluted share.

For 2009, as a result of the adoption of US GAAP, the Company was required to expense stripping costs of $12.8 million (net of amortization and taxes) that would have been deferred under Canadian GAAP. This amount represented $0.10 per basic and diluted share.

Cash flow from operating activities in 2009 was $105.9 million, compared with $389 million a year earlier. Cash, cash equivalents and short-term investments were $511.5 million on December 31, 2009, compared with $258 million a year earlier. The Company’s total debt was $12.9 million, compared with $17.3 million on December 31, 2008.

Capital expenditures (including accruals) totaled $60.2 million in 2009, comprised of $39.7 million of sustaining capital expenditures and $20.5 million for the Company’s 75% share of capital expenditures for the Endako mill expansion.

Selected Consolidated Financial and Operational Information

(US$ in millions except per pound and per	Three months ended December 31,		For the year ended December 31,
share amounts)	2009	2008 (1)	2009	2008 (1)
	(unaudited)
Financial
Revenue
Molybdenum sales	$103.3	$176.5	$361.9	992.2
Tolling and calcining	2.9	5.1	11.5	19.2
	106.2	181.6	373.4	1,011.4
Cost of sales
Operating expenses	68.1	86.8	241.3	557.4
Selling and marketing	1.6	2.0	6.2	10.1
Depreciation, depletion and amortization	11.4	12.1	43.4	40.0
Accretion expense	0.4	0.3	1.4	1.7
	81.5	101.2	292.3	609.2
Income from mining and processing	24.7	80.4	81.1	402.2
Other (income) expenses	4.1	68.7	135.1	104.8
Income and mining taxes (benefit)	(5.4)	35.5	2.0	124.3
Net income (loss)	$26.0	$(23.8)	$(56.0)	$173.1
Net income (loss) per share:
Basic	$0.19	$(0.19)	$(0.44)	$1.45
Diluted	$0.18	$(0.19)	$(0.44)	$1.31

Cash generated by operating activities	$38.2	$173.1	$105.9	$389.0

Adjusted non-GAAP Measures: (2)
Adjusted net income (loss) (2)	$20.4	$44.4	$37.4	$241.3
Adjusted net income (loss) - basic share (2)	$0.15	$0.36	$0.29	$2.02
Adjusted net income (loss) - diluted share (2)	$0.14	$0.36	$0.29	$1.83

Operational Statistics (unaudited)
Molybdenum production - mines (000’s lb) (3)	6,268	7,773	25,260	26,045
Cash cost ($/lb produced) (4)	$6.61	$6.01	$5.84	$7.54
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine product	6,889	6,558	27,389	22,349
Product purchased, processed and resold	1,464	1,565	4,683	10,681
	8,353	8,123	32,072	33,030
Average realized price ($/lb) (2)	$12.37	$21.72	$11.28	$30.04

(1)   Recast in US GAAP.

(2)   See “Non-GAAP Financial Measures” below and in the Annual Report on Form 10-K for the definition and calculation of these non-GAAP measures.

(3)   Mined production pounds reflected are molybdenum oxide and high performance molybdenum disulfide (“HPM”) from the Company’s share of the production from the mines; excludes molybdenum processed from purchased product.

(4)   Weighted-average of Thompson Creek Mine and Endako Mine cash costs (mining, milling, roasting and packaging) for molybdenum oxide and HPM produced in the period, including all stripping costs.  Cash cost excludes: the effect of purchase price adjustments, the effects of changes in inventory, stock-based compensation, other non-cash employee benefits and depreciation, depletion, amortization and accretion.  The cash cost for Thompson Creek, which only produces sulfide on site, includes an estimated molybdenum loss, an allocation of roasting and packaging costs from the Langeloth Metallurgical Facility, and transportation costs.  See “Non-GAAP Financial Measures” in the Annual Report on Form 10-K for additional information.

Summary of Quarterly Results

(US$ in millions except per share and per pound amounts — unaudited and recast in US GAAP)

	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2009	2009	2009	2009	2008

Financial
Revenue	$106.2	$114.4	$74.0	$78.8	$181.6
Income from mining and processing	$24.7	$38.1	$9.8	$8.5	$80.4
Net income (loss)	$26.0	$(1.4)	$(89.3)	$8.7	$(23.8)
Income (loss) per share:
- basic	$0.19	$(0.01)	$(0.73)	$0.07	$(0.19)
- diluted	$0.18	$(0.01)	$(0.73)	$0.07	$(0.19)
Adjusted non-GAAP Measures: (1)
Adjusted net income (loss) (1)	$20.4	$14.3	$(6.3)	$9.0	$44.4
Adjusted net income (loss) per share: (1)
- basic (1)	$0.15	$0.11	$(0.05)	$0.07	$0.36
- diluted (1)	$0.14	$0.11	$(0.05)	$0.07	$0.36

Cash generated by operating activities	$38.2	$24.2	$6.1	$37.4	$173.1

Operational Statistics
Mined molybdenum production(000’s lbs)	6,268	6,221	6,714	6,057	7,773
Cash cost ($/lb produced) (1)	$6.61	$5.67	$5.21	$5.93	$6.01
Molybdenum sold (000’s lb):
Thompson Creek and Endako Mine	6,889	7,445	6,505	6,549	6,558
Purchased and processed product	1,464	1,324	997	898	1,565
	8,353	8,769	7,502	7,447	8,123

Average realized price ($/lb) (1)	$12.37	$12.75	$9.41	$10.14	$21.72

(1) See “Non-GAAP Financial Measures” in the Annual Report on Form 10-K for the definition and calculation of these non-GAAP measures.

Outlook

For 2010, the Company maintains its previously disclosed guidance. Molybdenum production is expected to be 29 to 32 million pounds, with the Thompson Creek Mine at approximately 22 to 24 million pounds and the 75% share of the Endako Mine at 7 to 8 million pounds.  Anticipated average cash costs per pound produced for the year are estimated at $6 to $7 per pound, with $5.50 to $6.50 per pound at the Thompson Creek Mine and $7 to $8 per pound at the Endako Mine (assuming a US to Canadian dollar exchange rate of 1.05). For the Endako Mine, a $0.01 change in the Canadian foreign exchange rate would result in a $0.10 change in the cash cost per pound produced.

The Company expects to sell 27 to 30 million pounds from its own mines.  The Company has some flexibility in building or depleting inventory levels depending upon the economic conditions and the related demand and sales prices for molybdenum.  The Langeloth Metallurgical Facility is planning a five-week shutdown in late April 2010 for maintenance and repairs.  The Company expects to build inventory through the first four months of 2010 in anticipation of this shutdown.  For 2010, the Company currently has forward sales contracts for approximately 1.5 million pounds at an average fixed price of $14.54 per pound for molybdenum oxide.

Capital expenditures for 2010 are expected to be $298 million, including $209 million for its 75% share of capital expenditures required for the mill expansion project at the Endako Mine.  The project includes the construction of a new, modern Endako mill, which will replace the existing 45-year-old mill and raise ore-processing capacity from the existing 31,000 tons per day to 55,000 tons per day. Operating permits required by the mill expansion are proceeding, including the development of a closure plan for expanded waste dumps and tailing facilities and minor amendments to the Mining Act permit.

In 2010, the Company expects to conduct exploration drilling at both of its operating mines totaling $2 to $4 million.  For 2010, the Company expects to spend approximately $7 to $9 million under the option agreement with U.S. Energy on the Mount Emmons Project for an ongoing pre-feasibility study, further engineering evaluations, and ongoing project maintenance.  The Company is conducting an internal re-evaluation of the Davidson Project regarding various operating alternatives and related economic analysis. As a result, the Company expects to have minimal expenditures on the Davidson Project in 2010.

Non-GAAP Financial Measures

In addition to the audited consolidated financial statements presented in accordance with US GAAP, the Company uses certain non-GAAP financial measures of the Company’s financial performance for the reasons described further below and in the Annual Report on Form 10-K. The presentation of these measures is not intended to be considered in isolation from, as a substitute for, or as superior to, the financial information prepared and presented in accordance with US GAAP, and the presentation of these measures may be different from non-GAAP financial measures used by other companies. In addition, these non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the results of operations as determined in accordance with US GAAP.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) Per Share — Basic and Diluted

Adjusted net income (loss), and adjusted net income (loss) per share— basic and diluted, are referred to in this news release.  These are considered key measures by management in evaluating the Company’s performance.  These measures do not have standard meanings prescribed by US GAAP, and may not be comparable to similar measures presented by other companies.  Management believes these measures provide useful supplemental information to investors in order that they may evaluate the Company’s financial performance using the same measures as management.

Adjusted net income (loss) represents the net income (loss) prepared in accordance with US GAAP, adjusted for significant non-cash items.  For 2009, the significant non-cash items were the non-cash gains (losses) on the fair value adjustment related to the Company’s outstanding common stock purchase warrants.  For 2008, the significant non-cash item was the non-cash write-down of goodwill.

The following tables are a reconciliation of the net income (loss) presented in accordance with US GAAP to the non-GAAP financial measures of adjusted net income (loss) and adjusted net income (loss) per share — basic and diluted for the years ended December 31, 2009 and 2008 and for the fourth quarters in 2009 and 2008.

For the year ended December 31, 2009 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income (Loss)	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$(56.0)	127,521	$(0.44)	127,521	$(0.44)
Add (Deduct):
Unrealized (gain) loss on common stock warrants	93.4	127,521	0.73	130,702	0.72
Non-GAAP measures	$37.4	127,521	$0.29	130,702	$0.29

For the year ended December 31, 2008 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income (Loss)	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$173.1	119,524	$1.45	131,754	$1.31
Add :
Non-cash goodwill impairment	68.2	119,524	0.57	131,754	0.52
Non-GAAP measures	$241.3	119,524	$2.02	131,754	$1.83

For the three months ended December 31, 2009 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income (Loss)	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$26.0	139,359	$0.19	146,916	$0.18
Add (Deduct):
Unrealized (gain) loss on common stock warrants	(5.6)	139,359	(0.04)	146,916	(0.04)
Non-GAAP measures	$20.4	139,359	$0.15	146,916	$0.14

For the three months ended December 31, 2008 (unaudited — US$ in millions except shares and per share amounts)

		Weighted Average Basic Shares		Weighted Average Diluted Shares
	Net Income (Loss)	Shares (000’s)	$/share	Shares (000’s)	$/share

US GAAP measures	$(23.8)	122,596	$(0.19)	122,596	$(0.19)
Add (Deduct):
Non-cash goodwill impairment	68.2	122,596	0.55	122,679	0.55
Non-GAAP measures	$44.4	122,596	$0.36	122,679	$0.36

Additional information on the Company’s financial position is available in Thompson Creek’s Annual Report on Form 10-K for the period ended December 31, 2009, which will be filed with EDGAR (www.sec.gov) and SEDAR (www.sedar.com), and posted on the Company’s website (www.thompsoncreekmetals.com).

Disclosure Controls and Procedures

As of December 31, 2008, management had identified a material weakness in disclosure controls and procedures and internal control over financial reporting related to the accounting of complex GAAP transactions.  As of December 31, 2009, management completed the execution of a remediation plan, evaluated and tested the effectiveness of these controls as of December 31, 2009 and determined that the material weakness has been remediated.  Please refer to Thompson Creek’s Annual Report on Form 10-K for more information.

Conference call and webcast

Thompson Creek will hold a conference call for analysts and investors to discuss its 2009 financial results on Friday, February 26, 2009 at 8:30 a.m. (Eastern). Kevin Loughrey, Chairman and Chief Executive Officer, and Pamela Saxton, Chief Financial Officer, will be available to answer questions during the call.

To participate in the call, please dial 647-427-7450 or 1-888-231-8191 about five minutes prior to the start of the call. A live audio webcast of the conference call will be available at www.newswire.ca and www.thompsoncreekmetals.com.

An archived recording of the call will be available at 416-849-0833 or 1-800-642-1687 (Access code 51166565 followed by the number sign) from 11:30 a.m. on February 26 to 11:59 p.m. on March 5. An archived recording of the webcast will also be available at Thompson Creek’s website.

About Thompson Creek Metals Company Inc.

Thompson Creek Metals Company Inc. is one of the largest publicly traded, pure molybdenum producers in the world. The Company owns the Thompson Creek open-pit molybdenum mine and mill in Idaho, a metallurgical roasting facility in Langeloth, Pennsylvania and a 75% share of the Endako open-pit mine, mill and roasting facility in northern British Columbia. Thompson Creek is evaluating the Mount Emmons Deposit, a high-grade underground molybdenum deposit near Crested Butte, Colorado. Thompson Creek has an option to acquire up to 75% of the property. The Company is continuing to pursue permitting of the Davidson Deposit, a high-grade underground molybdenum deposit near Smithers, B.C. The Company has approximately 750 employees. Its principal executive office is in Denver, Colorado, and it also has an office in Toronto, Ontario. More information is available at www.thompsoncreekmetals.com.

Cautionary Note Regarding Forward-Looking Statements

This news release contains ‘‘forward-looking information’’ within the meaning of the United States Private Securities Litigation Reform Act of 1995 and applicable Canadian securities legislation which may include, but is not limited to, statements with respect to the future financial or operating performance of the Company, its subsidiaries and its projects, the future price of molybdenum, currency fluctuations, energy price fluctuations, the estimation of mineral reserves and resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, capital, operating and exploration expenditures, costs and timing of the development of new deposits, costs and timing of future exploration, requirements for additional capital, government regulation of mining operations, environmental risks, reclamation expenses, title disputes or claims and limitations of insurance coverage. Often, but not always, forward-looking statements can be identified by the use of words such as ‘‘plans’’, ‘‘expects’’, ‘‘is expected’’, ‘‘budget’’, ‘‘scheduled’’, ‘‘estimates’’, ‘‘forecasts’’, ‘‘intends’’, ‘‘anticipates’’, or ‘‘believes’’ or variations (including negative variations) of such words and phrases, or state that certain actions, events or results ‘‘may’’, ‘‘could’’, ‘‘would’’, ‘‘might’’ or ‘‘will’’ be taken, occur or be achieved. Forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company and/or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, risks related to general business, economic, competitive, political and social uncertainties including the current global recessionary economic conditions, the associated low molybdenum prices and the levels of disruption and continuing illiquidity in the credit markets; risks related to foreign currency fluctuations; risks related to the volatility of the Company’s share price; changes in environmental regulation; the actual results of current exploration activities; actual results of reclamation activities; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; possible variations of ore grade or recovery rates; impurities and toxic substances in the mined material, failure of plant, equipment or processes to operate as anticipated; the age of the Langeloth Facility; structural integrity and old equipment at the Endako Mine; accidents, labor disputes and other risks of the mining industry; access to skilled labor; relations with employees; dependence upon key management personnel and executives; political instability, insurrection or war; disruption of transportation services; increased transportation costs and delays in obtaining governmental permits and approvals, or financing or in the completion of development or construction activities, as well as those factors discussed in the section entitled ‘‘Risk Factors’’ in the current Annual Report on Form 10-K filed on EDGAR at www.sec.gov and on SEDAR at www.sedar.com. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking statements contained herein are made as of the date of this news release and the Company disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or results or otherwise. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, the reader is cautioned not to place undue reliance on forward-looking statements.

Readers should refer to Thompson Creek’s current Annual Report on Form 10-K which will be available on SEDAR at www.sedar.com and EDGAR at www.sec.gov and other continuous disclosure documents available at www.sedar.com and www.sec.gov for further information on ore reserves and mineralized material, which is subject to the qualifications and notes set forth therein.

CONSOLIDATED BALANCE SHEETS

 (US dollars in millions)

	December 31,
	2009	2008
		(recast US GAAP)
ASSETS
Current assets
Cash and cash equivalents	$158.5	$258.0
Short-term investments	353.0	—
Accounts receivable — trade	32.4	46.1
Accounts receivable — related parties	10.3	8.9
Product inventory	43.5	59.9
Material and supplies inventory	34.5	36.2
Prepaid expense and other current assets	6.0	6.3
Income tax receivable	4.8	1.4
	643.0	416.8
Property, plant and equipment, net	605.7	538.5
Restricted cash	16.8	14.2
Reclamation deposits	30.3	26.9
Goodwill	47.0	47.0
Other assets	1.8	3.0
	$1,344.6	$1,046.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$29.9	$36.5
Income and mining taxes payable	3.6	7.5
Current portion of long-term debt	3.7	5.6
Deferred income tax liabilities	6.7	8.1
	43.9	57.7
Long-term debt	9.2	11.7
Other liabilities	24.6	21.8
Asset retirement obligations	24.8	23.3
Common stock warrant derivatives	115.4	—
Deferred income tax liabilities	141.3	141.3
	359.2	255.8

Shareholders’ equity
Common stock, no-par, 139,511,257 and 122,253,257 shares issued and outstanding, as of December 31, 2009 and 2008, respectively.	697.1	485.7
Common stock warrants	—	35.0
Additional paid-in-capital	45.7	40.4
Retained earnings	232.8	275.8
Accumulated other comprehensive income (loss)	9.8	(46.3)
	985.4	790.6
	$1,344.6	$1,046.4

CONSOLIDATED STATEMENTS OF OPERATIONS

(US dollars in millions, except per share amounts)

	Year Ended December 31,
	2009	2008	2007
		(Recast US GAAP)
REVENUES
Molybdenum sales	$361.9	$992.2	$891.1
Tolling, calcining and other	11.5	19.2	23.3
	373.4	1,011.4	914.4
COST OF SALES
Operating expenses	241.3	557.4	588.8
Selling and marketing	6.2	10.1	9.0
Depreciation, depletion and amortization	43.4	40.0	48.2
Accretion expense	1.4	1.7	1.7
	292.3	609.2	647.7
OTHER (INCOME) EXPENSES
Goodwill impairment	—	68.2	—
General and administrative	25.1	37.9	25.1
Exploration	6.3	8.0	4.6
Loss (gain) on foreign exchange	10.9	(21.5)	2.1
Interest and finance fees	1.2	15.1	42.1
Interest income	(1.5)	(2.4)	(7.8)
Change in fair value of common stock warrants	93.4	—	—
Other	(0.3)	(0.5)	(0.7)
	135.1	104.8	65.4
Income (loss) before income and mining taxes	(54.0)	297.4	201.3
Income and mining taxes (benefit)
Current	17.2	112.7	103.1
Deferred	(15.2)	11.6	(41.4)
	2.0	124.3	61.7
NET INCOME (LOSS)	$(56.0)	$173.1	$139.6

NET INCOME (LOSS) PER SHARE
Basic	$(0.44)	$1.45	$1.27
Diluted	$(0.44)	$1.31	$1.10

Weighted average number of common shares
Basic	127.5	119.5	110.2
Diluted	127.5	131.7	126.6

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in millions)

	Year Ended December 31,
	2009	2008	2007
		(Recast US GAAP)
OPERATING ACTIVITIES
Net income (loss)	$(56.0)	$173.1	$139.6
Items not affecting cash:
Goodwill impairment	—	68.2	—
Change in fair value of warrants	93.4	—	—
Depreciation, depletion and amortization	43.4	40.0	48.2
Accretion expense	1.4	1.7	1.7
Amortization of finance fees	—	5.4	7.5
Stock-based compensation	9.2	15.6	16.3
Deferred income taxes (benefit)	(15.2)	11.6	(41.3)
Unrealized loss (gain) on derivative instruments	3.5	(15.4)	4.8
Change in working capital accounts	26.2	88.8	(28.4)
Cash generated by operating activities	105.9	389.0	148.4
INVESTING ACTIVITIES
Short-term investments	(341.3)	—	—
Capital expenditures	(66.1)	(101.3)	(14.7)
Restricted cash	(2.6)	(4.2)	(1.6)
Reclamation deposit	(2.6)	(1.0)	(2.8)
Acquisition cost	—	(100.0)	—
Cash used in investing activities	(412.6)	(206.5)	(19.1)
FINANCING ACTIVITIES
Proceeds from issuance of common shares, net	206.0	223.9	50.8
Repurchase of common shares	—	(19.2)	—
Repayment of long-term debt	(5.3)	(262.1)	(168.2)
Proceeds from issuance of long-term debt	—	36.5	—
Cash generated (used) by financing activities	200.7	(20.9)	(117.4)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	6.5	(17.3)	3.7

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(99.5)	144.3	15.6

Cash and cash equivalents, beginning of period	258.0	113.7	98.1

Cash and cash equivalents, end of period	$158.5	$258.0	$113.7

For more information, please contact: Wayne Cheveldayoff Director of Investor Relations Thompson Creek Metals Company Inc. Tel: 416-860-1438 Toll free: 1-800-827-0992 wcheveldayoff@tcrk.com	Dan Symons Renmark Financial Communications Inc. Tel.:514-939-3989 dsymons@renmarkfinancial.com